P   R   E   S   S                             R   E   L   E   A   S   E

FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACT:

Christopher Curtis

Vice President, Corporate Affairs

Rewards Network

(312)	521-6754

Rewards Network Granted Appellate Review in Bistro Executive Litigation

Chicago, IL October 17, 2006 — Rewards Network Inc., a leading provider of marketing services and loyalty programs to the restaurant industry, announced that the United States Court of Appeals for the Ninth Circuit granted the Company permission to appeal the summary judgment ruling in the case Bistro Executive, Inc. et al v. Rewards Network Inc.

The Company intends to file its appeal, with briefing presently scheduled to be concluded in March 2007. The Company is not able to provide any assurance as to the ultimate outcome of the appeal or the litigation.

A description of this lawsuit can be found in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2006.

About Rewards Network

Rewards Network (AMEX: IRN), headquartered in Chicago, Illinois, is a leading provider of marketing services and loyalty programs to the restaurant industry. Thousands of participating restaurants and other merchants across North America benefit from the Company’s extensive email, internet and print marketing efforts; member ratings/feedback and other business intelligence; customer loyalty programs; and access to capital through the purchase of dining credits. In conjunction with leading airline frequent flyer programs, club memberships, and other affinity organizations, Rewards Network provides over three million members with incentives, including airline miles, loyalty/reward program points, and Cashback RewardsSM savings. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

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